Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SABRE INDUSTRIES, INC.

Sabre Industries, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

(1)                                  The name of the Corporation is Sabre Industries, Inc.

(2)                                  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 16, 2007 (the “Original Certificate of Incorporation”).

(3)                                  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, amends and restates the provisions of the Original Certificate of Incorporation, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

(4)                                  The text of the Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST:                                          The name of the Corporation is Sabre Industries, Inc. (hereinafter, the “Corporation”).

SECOND:                          The registered office of the Corporation is to be located at 2711 Centerville Road Suite 400, Wilmington, Delaware, 19808, New Castle County.  The name of its registered agent at that address is Corporation Service Company.

THIRD:                                       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

(a)                                  Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000, of which the Corporation shall have authority to issue 100,000,000 shares of common stock, each having a par value of one cent per share ($0.01) (the “Common Stock”), and 10,000,000 shares of preferred stock, each having a par value of one cent per share ($0.01) (the “Preferred Stock”).  Subject to the rights of the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section (c)

of this Article FOURTH, the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased.

(b)                                 Common Stock.  The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1)          The Common Stock shall be subject to the express terms of the Preferred Stock or any series thereof.  Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a certificate of designations or by applicable law, each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

(2)          Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3)          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.

(4)          No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(5)          Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(c)                                  Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, which may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)          The number of shares constituting that series and the distinctive designation of that series;

(2)          The dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)          Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)          Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)          Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(6)          Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)          The rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)          Any other relative rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of that series.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series.  If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(d)                                 Stock Split. Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), a 2.4091-for-1 stock split of the Corporation’s Common Stock shall become effective, pursuant to which 2,635,622 shares of the Corporation’s Common Stock, par value $0.01 per share, outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holders thereof be reclassified and converted into and thereafter represent 6,349,346 shares of Common Stock, par value $0.01 per share, of the Corporation (the “New Common Stock”).  Any stock certificate that, immediately prior to the Effective Time,  represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Amended and Restated Certificate of Incorporation.  Notwithstanding the foregoing, any holder of Old Common Stock shall surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the Corporation will issue a certificate for the number of shares of New Common Stock to which the holder is entitled under the provisions of this Amended and Restated Certificate of Incorporation.  There shall be no fractional shares issued with respect to the New Common Stock.  In lieu thereof, the Corporation shall pay to each holder otherwise entitled to receive any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Directors.

FIFTH:                                           Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied.  The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting of stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

Advance notice of stockholder nominations for the election of directors and of business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

SIXTH:                                        No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.  Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH:                     The Corporation shall indemnify its directors and officers to the extent set forth in the bylaws of the Corporation.

EIGHTH:                                Unless, and except to the extent that, the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

NINTH:                                        In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the bylaws of the Corporation. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the bylaws of the Corporation.

TENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this       day of                   , 2011.

SABRE INDUSTRIES, INC.

By:
Name: Peter J. Sandore
Title: President and CEO

Signature Page to Sabre Industries, Inc. Amended and Restated Certificate of Incorporation